UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 20, 2016

Wayne Savings Bancshares, Inc.

(Exact name of registrant specified in its charter)

Delaware	0-23433	31-1557791
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

151 North Market Street Wooster, Ohio	44691
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (330) 264-5767 not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

H. Stewart Fitz Gibbon, President and Chief Executive Officer of the Company and its wholly owned subsidiary, Wayne Savings Community Bank (the “Bank”), resigned from both positions, effective December 20, 2016. The Board appointed Director David L. Lehman to serve as Interim President and Chief Executive Officer of the Company and the Bank until a successor is appointed.

Mr. Fitz Gibbon also resigned from the Boards of Directors of the Company and the Bank, effective December 20, 2016. Following Mr. Fitz Gibbon’s resignation, the Company’s Board of Directors reduced the size of the Board from seven to six directors.

Mr. Lehman, 69, has served as a Director of the Company and the Bank since 2012. Mr. Lehman was president of Mennonite Mutual Insurance Company, Orrville, Ohio, from 1990 through his retirement in February 2016 and was employed by that company since 1978. Mr. Lehman has over 30 years of experience in the financial services industry and over 25 years leading a growing insurance company, and has been extensively involved in community and leadership development activities in the Company’s market area.

Mr. Lehman will receive an annual salary of $200,000 in connection with his role as President and Chief Executive Officer until a successor is appointed. Mr. Lehman does not have an employment contract with the Company. There are no family relationships between Mr. Lehman and any of the officers or directors of the Company. Other than as described herein, there are no other transactions to which the Company or any of its subsidiaries is a party in which Mr. Lehman has a material interest subject to disclosure under Item 404(a) of Regulation S-K.

The Company expects that Mr. Fitz Gibbon will receive severance compensation of approximately $245,000.

The Company expects to announce a new President and Chief Executive Officer during the first quarter of 2017.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Wayne Savings Bancshares, Inc.

Date: December 20, 2016	/s/ David L. Lehman
David L. Lehman
Interim President and CEO